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                                                                       Exhibit 1


     Officers and Directors of Brunswick
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     Set forth below is the name, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each director and executive officer of Brunswick. Each executive officer and director is a citizen of the United States of America.

          Directors
          ---------
          James H. Miller
          President and Chief Executive Officer
          Brunswick Biomedical Corporation
          2275 Research Boulevard
          Rockville, MD 20850
          and
          President & Chief Executive Officer
          Survival Technology, Inc.
          2275 Research Boulevard
          Rockville, MD 20850
          Both companies are in the medical devices business.

          Robert G. Foster
          Chairman, President and Chief Executive Officer
          Commonwealth BioVentures Inc.
          Four Milk Street
          Portland, ME 04101
          Venture capital firm

          James G. Nichols
          Senior Vice President, General Manager
          Brunswick Biomedical Technologies, Inc.
          6 Thacher Lane
          Wareham, MA 02571
          Medical devices business.

          Executive Officers
          ------------------
          James H. Miller
          President and Chief Executive Officer
          (See above)